Exhibit 99.1

Contacts:
Ina Cu	James E. Green, Esq.
Depomed, Inc.	King Pharmaceuticals, Inc.
650-462-5900	423-989-8125
DEPOMED AND KING PHARMACEUTICALS
TERMINATE PROMOTION AGREEMENT FOR GLUMETZA™
Menlo Park, California and Bristol, Tennessee — October 29, 2007 — Depomed, Inc. (NASDAQ: DEPO) and King Pharmaceuticals, Inc. (NYSE: KG) today announced that they have terminated their promotion agreement for GLUMETZA™ (metformin hydrochloride extended-release tablets), a once-daily extended-release formulation of metformin for the treatment of patients with Type 2 diabetes that Depomed developed utilizing its proprietary AcuForm™ drug delivery technology.
Pursuant to the terms of the termination agreement, King has paid Depomed termination and other fees of approximately $30 million, and Depomed will not pay King a promotion fee for the quarter ending December 31, 2007. King will fulfill its GLUMETZA promotion obligations through the end of 2007. Payments to Depomed associated with the termination of the promotion agreement were included as part of the estimated restructuring charge King announced on October 18, 2007.
“We are very grateful to King for their efforts and achievements in launching and promoting GLUMETZA, and for their cooperation in swiftly arriving at an amicable and fair termination arrangement,” stated Carl A. Pelzel, president and chief executive officer of Depomed, Inc.
“Our joint efforts in launching GLUMETZA have demonstrated the product’s value to patients and its commercial potential. Discussions with potential new marketing partners for GLUMETZA are already underway. We are confident that we can identify a partner that will assist us in continuing to drive growth in the primary care, endocrinology and other key healthcare markets. In the meantime, a portion of the proceeds from this termination agreement will be earmarked for the continued marketing and promotion of GLUMETZA,” Mr. Pelzel added.
Steve Andrzejewski, chief commercial officer of King Pharmaceuticals, stated, “We believe GLUMETZA is an excellent product. However, in light of recent events, our strategic plan to maximize long-term growth requires us to increase our focus on our neuroscience and hospital/acute care platforms.”
About GLUMETZA™
GLUMETZA™ is a once-daily, extended-release formulation of metformin HCl indicated as an adjunct to diet and exercise to improve glycemic control in adult patients (18 years and older) with Type 2 diabetes. GLUMETZA may be used concomitantly with a sulfonylurea or insulin to improve glycemic control in adults.
GLUMETZA is contraindicated in patients with renal disease or renal dysfunction (e.g., as suggested by serum creatinine levels greater than or equal to 1.5 mg/dL in males and greater than or equal to 1.4 mg/dL in females), congestive heart failure, known hypersensitivity to metformin HCl, and acute or chronic metabolic acidosis, including diabetic ketoacidosis with or without coma. As with all metformins, there is a warning regarding lactic acidosis with Glumetza™. For additional information on the product, please access the package insert at http://www.depomedinc.com/view.cfm/1330/Glumetza-Full-Prescribing-Information.
About Diabetes
Diabetes affects an estimated 20 million Americans and its incidence is increasing by approximately one million new cases each year in the U.S. alone. Approximately 90-95% of diabetics suffer from Type 2 diabetes, the most common metabolic disease in the world and the fifth-deadliest disease in the U.S. Diabetes is the leading cause of blindness, end-stage renal disease and non-traumatic loss of limb and can also lead to heart disease, stroke, high blood pressure, kidney disease and other serious conditions. In the U.S., the public health cost of diabetes is more than $130 billion per year.
About Depomed
Depomed, Inc. is a specialty pharmaceutical company with two approved products on the market and other product candidates in its pipeline. The company utilizes its proven, proprietary AcuFormTM drug delivery technology to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract. Benefits of AcuForm-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy. GLUMETZATM (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is being marketed in the United States by King Pharmaceuticals and in Canada by Biovail Corporation. Proquin® XR (ciprofloxacin hydrochloride) extended release tablets are approved in the United States for the once-daily treatment of uncomplicated urinary tract infections and will be marketed in the United States within the urology and ob/gyn specialties by Watson Pharmaceuticals. Product candidate Gabapentin GR is currently in clinical development for the treatment of two pain indications. A Phase 2 clinical trial of Gabapentin GR in menopausal hot flashes is also underway. Additional information about Depomed may be found on its web site, www.depomedinc.com.
About King Pharmaceuticals
King Pharmaceuticals, Inc., headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products. King Pharmaceuticals, Inc., an S&P 500 Index company, seeks to identify promising opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.
“Safe Harbor” Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. The inclusion of forward-looking statements, including those related to the transition and commercialization of GLUMETZA ™, should not be regarded as a representation that any of Depomed or King’s plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Depomed and King’s business, including, without limitation, risks and uncertainties related to: Regulation by the FDA and other government agencies; the timing of product launches; Depomed and King’s ability to successfully commercialize their products, including GLUMETZA™; the success of Depomed and King’s collaborative arrangements with development and commercialization partners; and other risks detailed in Depomed and King’s filings with the Securities and Exchange Commission, including their most recent Annual Reports on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Depomed and King undertake no obligation to revise or update this release to reflect events or circumstances that occur after the date of this release.
###

3